Exhibit 99.1

IA GLOBAL ANNOUNCES LETTER OF INTENT TO ACQUIRE SOLAR POWER ENGINEERING CO LTD WITH ANNUAL SALES OF $17 MILLION

SAN FRANCISCO, CA. September 7, 2010/Business Wire

IA Global, Inc. (OTCQB: IAGI.OB) (the “Company”) announced the signing of a letter of intent to acquire 100% of Solar Power Engineering Co Ltd from Vegitus Co Ltd, both Japanese companies.

Solar Power Engineering Co Ltd (“Solar Power”) is an engineering services company that provides inspection, maintenance and solar cell production services that enable their customers to achieve industry leading productivity and yield. Solar Power operates out of Nara, Japan and expects to report revenues of approximately $17 million for their core service business during the next 12 months. Solar Power employs 90 engineers and has over 40 years experience in solar production processes that can be easily scaled to help meet the growing worldwide demand for efficient solar cell production.

Solar Power is expected to be acquired for the equivalent of 100,000,000 JPY or approximately $1,145,000 at the current exchange rate. The acquisition is expected to be financed through 50,000,000 JPY cash or debt along with the issuance of 38,166,666 shares of IAGI common stock (or the equivalent of 50,000,000 JPY at $0.015 per share).

The letter of intent is subject to (i) approval of the acquisition by the Board of the Company; (ii) agreement to customary terms and conditions, including a prohibition on issuance of new shares, options or warrants by Solar Power; (iii) resolution between Solar Power and its main bank regarding the outstanding loan balance repayment plan; and (iv) closing of funding. The acquisition is expected to close by December 15, 2010.

“Upon closing, the acquisitions of Solar Power Engineering and Zest would bring our annual revenues to approximately $53-$55 million. Aside from the solid revenue numbers, we are also excited about acquiring this dynamic, best-of-breed solar engineering services company since it provides an opportunity for marketing much needed solar cell production services worldwide,” stated Brian Hoekstra, CEO of IA Global, Inc.”

About IA Global, Inc.

IA Global is a global services and outsourcing company focused on growing existing businesses and expansion through global mergers and acquisitions.  The Company is currently utilizing its current business partnerships to acquire growth businesses in its target sectors and markets at a discount.  The Company is also actively engaging businesses that would benefit from its business expertise, knowledge of Asian Markets, and technology infrastructure.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects.  Forward-looking statements in this press release reflect the good faith judgment of our management and are based on facts and factors currently known to us. Forward-looking statements are subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements as a result of either the matters set forth or incorporated in this press release generally or certain economic and business factors, some of which may be unknown to and/or beyond the control of IA Global.  Specifically, we are exposed to various risks related to revenue projections, legal claims, our need for additional financing and our Ascendiant line of credit, our level of indebtedness, declining economic conditions, our controlling shareholder groups, the sale of significant numbers of our shares and volatility in the market price of our common stock.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  We do not undertake, and we expressly disclaim, any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.